Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


              NOTIFICATION OF ELECTION PURSUAN TO RULE 18F-1 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940.


                                  Zodiac Trust
                            Exact Name of Registrant



                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Milwaukee and the state of Wisconsin on the 31st day of July, 2001.

                              Signature:   Zodiac Trust
                                           ------------------------
                                               (Name of Registrant)


                              By:          /s/  Joseph C. Neuberger
                                           --------------------------
                                             Joseph C. Neuberger
                                             (Name of director, trustee or
                                             officer signing on behalf of
                                             Registrant)


                                             President, Trustee and Chairperson
                                             -----------------------------------
                                                        (Title)



Attest: /s/ Jeanette A. Head
        --------------------
            Jeanette A. Head

       Assistant Secretary
       ---------------------
            (Title)